Exhibit 13

Pursuant to 18 U.S.C. § 1350, the undersigned, Tan Ho Chen, Chairman and Chief Executive Officer of Chunghwa Telecom Co., Ltd. (the “Company”), and Joseph C. P. Shieh, Chief Financial Officer of the Company, each hereby certifies, to his knowledge, that:

1. The Company’s Annual Report on Form 20-F for the year ended December 31, 2006 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 23, 2007

By:	/s/ TAN HO CHEN
Name:	Tan Ho Chen
Title:	Chairman and Chief Executive Officer

By:	/s/ JOSEPH C.P. SHIEH
Name:	Joseph C.P. Shieh
Title:	Chief Financial Officer